Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Sinocom Pharmaceutical, Inc

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 15, 2011, relating to the consolidated financial statements of Sinocom Pharmaceutical, Inc, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Limited

BDO Limited

Hong Kong

May 5, 2011